U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Schermer                        Gregory                 P.
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   (Last)                           (First)             (Middle)

c/o Lee Enterprises, Incorporated, 400 Putnam Building
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                                    (Street)

Davenport                              Iowa             52801
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Lee Enterprises, Incorporated, LEE ENT
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


42-0823980
________________________________________________________________________________
4.   Statement for Month/Year


11/13/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President - Interactive Media
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          11/13/02        A              1,400        A     $32.49  128,176*         D
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Common Stock                                                                                          0          I     By Trust**
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Common Stock                                                                                      2,000          I     By Son in
                                                                                                                       Trust***
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Class B Common Stock                                                                            512,770          D
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                                                                              6,000          I     By Spouse***
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Class B Common Stock                                                                              6,000          I     By Son in
                                                                                                                       Trust***
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Class B Common Stock                                                                              4,000          I     By Daughter
                                                                                                                       in Trust***
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Class B Common Stock                                                                             55,010          I     By Trust
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $16                                      ****    11/3/03  Common Stock   450           450       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $16.6250                                 ****    10/31/04 Common Stock   870           870       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $19.8125                                 ****    11/1/05  Common Stock 1,800         1,800       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $21.50                                   ****    10/27/06 Common Stock 1,200         1,200       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $26.625                                  ****    11/3/07  Common Stock 1,400         1,400       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $27.188                                  ****    11/15/08 Common Stock 4,000         4,000       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $29.938                                  ****    11/9/09  Common Stock 7,500         7,500       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $25.938                                  ****    11/13/10 Common Stock 7,500         7,500       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $35.46                                   ****    11/14/11 Common Stock 12,000       12,000       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)      $32.49  11/13/02    A        12,000      ****    11/13/12 Common Stock 12,000       12,000       D
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*Includes 4,506 shares purchased through Issurer's ESPP through payroll deduction and dividend reinvestment, including 86 shares purchased since the Reporting Person's last Section 16(a) filing.
**Disposition of 2,760 shares separately reported under Section 16(a) by Lloyd G. Schermer, Trustee.
***The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
****These securities become exercisable as follows:  30% upon the first anniversary date of the grant; 60% upon the second anniversary date of the grant; and 100% upon the third anniversary of the grant.
====================================================================================================================================

Explanation of Responses:


                                                                 11/11/02
---------------------------------------------            -----------------------
Lane & Waterman, By Edmund H. Carroll, Jr.,                      Date
signing on behalf of Reporting Person under Power of Attorney
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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